PRESS RELEASE

Investor Contact:	Media Contact:

Scott D. Peters President & CEO Healthcare Trust of America, Inc. 480.998.3478 scottpeters@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. announces fourth quarter and year-end 2009 financial results

Scottsdale, Arizona (March 12, 2009) – Healthcare Trust of America, Inc. (“HTA” or the “Company”), a self-managed, non-traded, real estate investment trust, announced results for the fourth quarter and year ended December 31, 2009. Highlights include:

Revenues: Total revenues for the three months ended December 31, 2009 were $37.4 million compared to $27.1 million for the three months ended December 31, 2008, which represents an increase of 38%. Fourth quarter revenues increased 18% over third quarter revenues of $31.7 million. For the year ended December 31, 2009, revenues were $129.5 million compared to $80.4 million in the prior year, representing a 61% increase.

Distributions: The Company paid distributions of $23.9 million in the fourth quarter of 2009 and $78.1 million for the full year 2009.

Modified Funds from Operations: The Company’s modified funds from operations (“MFFO”) attributable to controlling interest were $16.8 million for the 2009 fourth quarter, representing 70% of distributions paid during the quarter. MFFO coverage for the fourth quarter was up 50% from third quarter coverage. For the year ended December 31, 2009, the Company’s MFFO was $48.0 million, representing 62% of distributions paid during the year, up 100% from the 2008 coverage. See the reconciliation of MFFO attributable to controlling interest to net loss below.

Net Operating Income: In the fourth quarter of 2009, net operating income (“NOI”) increased to $25.3 million from $21.3 million in the third quarter of 2009, representing a 19% increase, and a 44% increase over the fourth quarter revenues of $17.6 million in 2008. For the year ended December 31, 2009, NOI increased 62% to $84.5 million from $52.2 million. See the reconciliation of NOI to net loss below.

2009 Cost Savings: The Company started its transition to self-management in the fourth quarter of 2008 when it amended its advisory agreement with its former advisor. Under this amendment, the Company set the framework for the transition to self management by putting in place a timeframe and process for the elimination of the external advisor model and the fees associated with such model, reducing remaining acquisition fees from 3% to an overall going forward average of 2.25%, reducing remaining asset management fees from 1% to 0.5%, eliminating future disposition fees and, eliminating any potential internalization fee. The Company became fully self-managed in the third quarter of 2009. The Company transitioned its property management services to nationally recognized property management groups for market-based fees. The reduced acquisition and asset management fees along with the savings from market-based property management fees in the third and fourth quarters of 2009 resulted in a total gross savings of approximately $10.8 million in 2009. The cost of self-management during 2009 was approximately $5 million excluding one-time transition costs of approximately $2 million, resulting in a net savings of approximately $3.8 million ($10.8 million less $7 million). The Company paid its former advisor approximately $14.6 million of acquisition and asset management fees during 2009. These fees will not be recurring, except for any remaining acquisition fees to the Company’s former advisor for assets acquired with those remaining funds raised in the company’s IPO by its former dealer manager.

Investments: The Company completed seven acquisitions in the month of December 2009 comprised of 25 medical office buildings totaling 1,063,000 square feet and one real estate-related asset.  The total purchase price of these acquisitions was approximately $253 million. Assuming these acquisitions had occurred on October 1, 2009, our MFFO for the fourth quarter of 2009 would have been over $21 million and would have represented a coverage of over 88% of distributions paid during that period.

During the full year of 2009, the Company completed 14 acquisitions of approximately $493.9 million. The 2009 acquisitions were comprised of 54 medical office buildings totaling approximately 2,258,000 square feet and one real estate-related asset.  As of December 31, 2009, we have made 53 geographically diverse acquisitions, 41 of which are medical office properties, seven of which are healthcare related facilities, three of which are quality commercial office properties, and two of which are other real estate-related assets, comprising approximately 7,408,000 square feet of GLA, for an aggregate purchase price of approximately $1.5 billion, in 21 states. Portfolio Occupancy remained consistent at over 90% from 2008 to 2009. During 2009, the Company maintained a patient and prudent acquisition strategy which allowed it to build a strong cash position.  As a result, the Company was able to close its 2009 acquisitions with all cash while maintaining a low debt ratio as noted below.

To date in 2010, the Company has completed the acquisition of an 80,562 square foot medical office portfolio located in Atlanta, GA for a purchase price of $19.6 million and a 53,169 square foot medical office building located in Jacksonville, FL for a purchase price of $10.8 million. In addition, the Company has announced pending acquisitions of approximately $123 million which include medical office building portfolios in Evansville, IN, Hilton Head, SC and Pearland, TX and medical office buildings in Baltimore, MD, Mount Pleasant, SC and Sugar Land, TX. The pending acquisitions are expected to close in the first quarter of 2010, subject to certain conditions.

Balance Sheet and Liquidity: During the fourth quarter of 2009, the Company continued to maintain a strong balance sheet with total assets of $1.7 billion including cash on hand of approximately $219 million as of December 31, 2009. With debt of $540 million, the Company’s leverage as a percentage of its total assets is 32%. In spite of the economic conditions impacting the debt market, the Company was able to secure long-term financing with certain life insurance companies for approximately $72 million with an average loan term of 7.4 years and an average interest rate of 6.17%. The Company anticipates securing additional financing with life insurance companies and other lenders in connection with certain planned future acquisitions as terms continue to remain favorable.

Funds from Operations and Modified Funds from Operations

FFO is a non-GAAP measure that we define consistent with the standards established by NAREIT. NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

MFFO is a non-GAAP financial measure that we define as FFO less acquisition expenses and one-time transition charges.

The following is the reconciliation of FFO and MFFO attributable to controlling interest to net loss for the three and twelve months ended December 31, 2009:

	Three months ended	Twelve months ended
	December 31, 2009	December 31, 2009

Net loss	$(4,364,000)	$(24,773,000)
Add:
Depreciation and amortization — consolidated properties	14,364,000	53,595,000
Less:
Net (income) loss attributable to noncontrolling interest of limited partners	(63,000)	(304,000)
Depreciation and amortization related to noncontrolling interests	(51,000)	(204,000)

FFO attributable to controlling interest	9,886,000	28,314,000

FFO per share – basic and diluted	0.07	0.25

Acquisition expenses (1)	6,897,000	15,997,000
One-time transition charges(2)	—	3,718,000

MFFO attributable to controlling interest	$16,783,000	$48,029,000

MFFO per share – basic and diluted	$0.12	$0.43

Weighted average common shares outstanding – basic and diluted	135,259,514	112,819,638

(1)	Prior to 2009, acquisition expenses were capitalized and have historically been added back to FFO over time through depreciation; however, beginning in 2009, acquisition expenses related to business combinations are expensed. These acquisition expenses have been and will continue to be funded from the proceeds of our offering and not from operations.

(2)	One-time charges relate to the cost of our transition to self-management. These items include, but are not limited to, additional legal expenses, system conversion costs, non-recurring employment costs, and transitional property management costs.

Net Operating Income

NOI is a non-GAAP financial measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before interest expense, general and administrative expenses, depreciation, amortization and interest and dividend income. The following is the reconciliation of NOI to net loss for the three and twelve months ended December 31, 2009:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net loss	$(4,364,000)	$(16,596,000)	$(24,773,000)	$(28,409,000)
Add:
General and administrative	3,213,000	1,294,000	12,285,000	3,261,000
Asset management fees	-	1,465,000	3,783,000	6,177,000
Acquisition expenses (1)	6,897,000	-	15,997,000	122,000
Depreciation and amortization	14,364,000	12,493,000	53,595,000	37,398,000
Interest expense	5,180,000	19,276,000	23,824,000	34,164,000
Less:
Interest and dividend income	(16,000) (17,000)	(386,000) (469,000)	(249,000)	(469,000) (469,000)

Net operating income	$25,274,000	$17,546,000	$84,462,000	$52,244,000

(1) Prior to 2009, acquisition expenses were capitalized and have historically been added back to FFO over time through depreciation; however, beginning in 2009, acquisition expenses related to business combinations are expensed. These acquisition expenses have been and will continue to be funded from the proceeds of our offering and not from operations.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. In 2009, HTA acquired approximately $494 million in medical office and healthcare-related assets. These assets include a total of 13 properties and one other real estate-related asset, representing approximately 2.3 million square feet. Since its formation in 2006, HTA has made 53 geographically diverse acquisitions valued at approximately $1.46 billion based on purchase price, which includes 179 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 7.4 million square feet and includes 160 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states, including: Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Minnesota, Missouri, New Hampshire, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia and Wisconsin.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.

This is neither an offer to sell nor an offer to buy any securities. Offerings are made only by means of a prospectus.

Healthcare Trust of America, Inc.

Summary Balance Sheets
(Unaudited)

As of December 31, 2009 and 2008

                                                                           December 31,
                                                                          2009                2008

                                                ASSETS

Total assets                                         $1,673,535,000                $1,113,923,000
                              =====================================   ===========================

                                        LIABILITIES AND     EQUITY

Total liabilities                                                 598,669,000         512,652,000

Redeemable noncontrolling interest of limited partners              3,549,000           1,951,000

Total equity                                                    1,071,317,000         599,320,000
                                                            -----------------   -----------------

Total liabilities and equity                                   $1,673,535,000      $1,113,923,000
                                                            =================   =================

	Healthcare Trust of America, Inc.
	Summary Statements of Operations
	(Unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Total Revenues:	$37,444,000	$27,108,000	$129,486,000	$80,418,000
Expenses:
Rental expenses	12,170,000	9,562,000	45,024,000	28,174,000
General and administrative expenses	3,213,000	1,294,000	12,285,000	3,261,000
Asset management expenses	—	1,465,000	3,783,000	6,177,000
Acquisition expenses (1)	6,897,000	—	15,997,000	122,000
Depreciation and amortization	14,364,000	12,493,000	53,595,000	37,398,000

Total expenses	36,644,000	24,814,000	130,684,000	75,132,000

Income (loss) before other income (expense)	800,000	2,294,000	(1,198,000)	5,286,000
Other income (expense):	(5,164,000)	(18,890,000)	(23,575,000)	(33,695,000)

Net Loss	$(4,364,000)	$(16,596,000)	$(24,773,000)	$(28,409,000)

Less: Net income attributable to
noncontrolling interest of limited partners	(63,000)	117,000	(304,000)	(39,000)

Net loss attributable to controlling interest	$(4,427,000)	$(16,479,000)	$(25,077,000)	$(28,448,000)

Net loss per share — basic and diluted	$(0.03)	$(0.25)	$(0.22)	$(0.66)

Weighted average number of shares outstanding
— basic and diluted	135,259,514	65,904,688	112,819,638	42,844,603

(1)	Prior to 2009, acquisition costs have historically been capitalized; however, beginning in 2009, acquisition costs related to business combinations are expensed.